Exhibit 99.1

Metal Sky Star Acquisition Corporation Announces Receipt of Notice from Nasdaq Regarding Delayed Filings and Failure to Close One Or More Business Combinations

New York, NY, August 13, 2024 (GLOBE NEWSWIRE) — Metal Sky Star Acquisition Corporation (Nasdaq: MSSA) (the “Company”) announced that it has received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that as a result of its failure to complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement, or such shorter time that the Company specifies in its Articles of Association, as amended, in accordance with Nasdaq rule IM-5101-2; and subsequently, the Company fails to timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (the “Form 10-Q”) and Annual Report on Form 10-K for the period ended December 31, 2023 (the “Delayed Filings”) in accordance with Nasdaq Listing Rule 5250(c)(1), the Company’s securities (units, ordinary shares, warrants, and rights) would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on August 16, 2024, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

As reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2024, and May 16, 2024, the Company was unable to file its Form 10-K and Form 10-Q within the prescribed time period without unreasonable effort or expense. The extension period provided under SEC Rule 12b-25 expired.

The Company submitted its plan to regain compliance with the Nasdaq Listing Rule on July 30, 2024. The Delayed Filings serves as an additional and separate basis for delisting, and as such, the Company should address this concern before the Panel if it appeals staff’s determination. Pursuant to the Notice, the Company has until August 14, 2024 to requests an appeal of the determination. A request for a hearing regarding the delinquent filings will stay the suspension of the Company’s securities for a period of 15 days from the date of the request. When the Company requests a hearing, it may also request a stay of the suspension, pending the hearing. A panel will review the request for an extended stay and notify the Company of its conclusion as soon as is practicable but in any event no later than 15 calendar days following the deadline to request the hearing.

About Metal Sky Star Acquisition Corporation

Metal Sky Star Acquisition Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Wenxi He
Chairman and Chief Executive Officer
221 River Street, 9th Floor,
Hoboken, NJ 07030

Email: Olivia.he@gmail.com

Source: Metal Sky Star Acquisition Corporation